Exhibit 99.2

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS TORONTO • MONTREAL

November 30, 2017

UHY McGovern Hurley LLP
251 Consumers Road
Suite 800
Toronto, Ontario
M2J 4R3

Attention: Ms. Koko Yamamoto, CPA, CA, Partner

Dear Madam:

Re:  Security Devices International Inc. (the “Company”)

We refer to your letter dated November 30, 2017 with respect to a request to accept the appointment as auditor of the above-named Company.

For the enquiries specifically requested in your letter, our responses are as follows:

1.	We do not have any issues with the integrity of management of the Company;

2.	We do not have any disagreements with management regarding accounting principles, audit scope, or other significant matters;

3.	As per our communication to the audit committee, we are not aware of any fraud or illegal acts, and internal control matters;

4.	We resigned as the auditor of the Company as our firm is no longer auditing US public companies; and

5.	All related party transactions and relationships of the Company were in the normal course of the business.

Pursuant to the CPA Code of Professional Conduct of The Chartered Professional Accountants of Ontario, Rules 302.2 and 302.3, we are not aware of any circumstances that should be taken into account which might influence your decision on whether or not to accept the appointment as the successor auditor of the above noted Company.

2300 Yonge Street, Suite 1500
Toronto, Ontario M4P 1E4
Tel: 416 785 5353
Fax: 416 785 5663

This response is also made pursuant to the requirements of Section 151(4) of the Ontario Business Corporations Act.

Yours very truly,

SCHWARTZ LEVITSKY FELDMAN LLP
Chartered Accountants
Licensed Public Accountants